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                                                          Exhibit 99.(d)(10)(i)

[T. ROWE PRICE ASSOCIATES, INC. LETTERHEAD]



December 5, 2001




VIA FEDERAL EXPRESS

Laurie M. Tillinghast, Vice President,
Aetna Life Insurance and Annuity Company
151 Farmington Avenue, TS41
Hartford, CT 06156

Bebe Wilkinson, Senior Vice President
ING Variable Annuities
520 Madison Avenue, 10th Floor
New York, New York 10022

                     RE: ING GROEP, N.V. -- GROUP FEE WAIVER

Dear Ms. Tillinghast and Ms. Wilkinson:

     T. Rowe Price Associates, Inc. ("T. ROWE PRICE") serves as the Sub-adviser to the Investment Managers, Aetna Life Insurance and Annuity Company and Directed Services, Inc. (collectively referred to as the "ADVISERS") both under common control of the ING Groep ("ING"), in advising various portfolios. The portfolios subject to this group fee waiver are: the T. Rowe Price Growth Equity Portfolio, a series of Portfolio Partners, Inc.; and the Equity Income Series and Fully Managed Series, each a series of The GCG Trust (collectively referred to as the "PORTFOLIOS"). T. Rowe Price, the Advisers and the Portfolios have previously entered into various subadvisory agreements dated as follows: GCG Trust - October 24, 1997, as amended February 26, 1999, and further amended March 26, 2001; and Portfolio Partners - December 14, 2000 (the "SUB-ADVISORY AGREEMENTS"). ING's and T. Rowe Price's representatives and officers previously discussed and agreed to the following voluntary fee waiver with respect to the Portfolios, which will be effective beginning on January 1, 2002, for all periods thereafter.

     T. Rowe Price and Directed Services, Inc. had previously entered into a group fee waiver effective as of May 1, 2001 based on the combined average daily net assets of the Equity Income Series and the Fully Managed Series. The terms of that fee waiver letter are hereby revoked and will be superceded by terms of the group fee waiver presented in this letter.

     Notwithstanding anything in the Sub-advisory Agreements to the contrary,
T. Rowe Price hereby waives the compensation due it under the Sub-Advisory Agreements to the extent necessary to reduce its effective monthly subadvisory fees for the Portfolios by the following percentages based on the combined average daily net assets of the Portfolios.

     COMBINED ASSET LEVELS                        PERCENTAGE FEE WAIVER
     ---------------------                        ---------------------
     Between $750 million and $1.5 billion        5% fee reduction
     Between $1.5 billion and $3 billion          7.5% fee reduction
     Above $3 billion                             10% fee reduction

[T.ROWEPRICE LOGO]

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[T. ROWE PRICE ASSOCIATES, INC. LETTERHEAD]

Ms. Laurie M. Tillinghast
Ms. Bebe Wilkinson
December 5, 2001
Page 2

     The formula for calculating the group fee waiver is explained in further detail in the attached Group Fee Waiver Exhibit.

     Since this is a voluntary fee waiver, T. Rowe Price reserves the right to withdraw this waiver by delivery of a written notice to the Advisers, which withdrawal shall become effective 30 days after such delivery. On the effective date of such withdrawal of the waiver, the fee and compensation payable to
T. Rowe Price by the Portfolios shall be as set out in the applicable provisions of the Sub-advisory Agreements.

     Please acknowledge your acceptance of the terms of this fee waiver by signing below and returning a signed copy to us.


Very truly yours,

T. ROWE PRICE ASSOCIATES, INC.


By: /s/ John H. Cammack
   --------------------
Name: John H. Cammack
Title: Managing Director


ACKNOWLEDGED AND ACCEPTED BY:                     ACKNOWLEDGED AND ACCEPTED BY:

Aetna Life Insurance and Annuity        Directed Services, Inc.
Company


By: /s/ Laurie M. Tillinghast           By: /s/ David L. Jacobson
   --------------------------              ----------------------
Name: Laurie M. Tillinghast             Name: David L. Jacobson
Title: Vice President                   Title: Senior Vice President


cc:  Darrell Braman
     Ed Brooks

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[T. ROWE PRICE ASSOCIATES, INC. LETTERHEAD]


                            GROUP FEE WAIVER EXHIBIT

- The following fee discount will be applied based on the combined average daily net assets of the Portfolios:

     Assets between $750 million and $1.5 billion      5.0% Fee Reduction
     Assets between $1.5 billion and $3 billion        7.5% Fee Reduction
     Assets above $3 billion                          10.0% Fee Reduction

- T. Rowe Price will waive its monthly subadvisory fees equal to an amount necessary to reduce its fees by the above percentages on the total assets of the Portfolios it manages as subadviser. The formula for calculating the group fee waiver is as follows:

I.        CALCULATION OF ORIGINAL PORTFOLIOS SUBADVISORY FEE

          GCG Fully Managed Subadvisory Fee (calculated monthly) +
          GCG Equity Income Subadvisory Fee (calculated monthly) +
          Portfolio Partners Growth Equity Subadvisory Fee (calculated monthly)
          ---------------------------------------------------------------------
          = Total Subadvisory Fee

II.       CALCULATION OF PORTFOLIO EFFECTIVE FEE

          Total Subadvisory Fee
          ----------------------------   =     Effective Fee
          Average Daily Balance

III.      DISCOUNT CALCULATION:

          Effective Fee X $750 million X 5% +
          Effective Fee X $1.5 billion X 7.5% +
          Effective Fee X Current Average Daily Balance - $3 billion X 10%
          ----------------------------------------------------------------
          = Total Fee Discount to be applied to Original Subadvisory Fee